UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

EFT HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53730	20-1211204
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17800 Castleton Street

Suite 300

City of Industry, CA 91748
(Address of principal executive offices, including zip code)

(626) 581 3335

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

On June 15, 2012, EFT Holdings, Inc. (the “Company”) received a letter (the “Letter”) from Meifu Development Co., Ltd. (“Meifu”), a company incorporated in the Republic of China (“Taiwan”), wherein Meifu served notice of a termination (as of that date) of its contracts with the Company for the purchase of an office building in Taipei, Taiwan (the “Taiwan Building”) and a purported forfeiture of the Company’s deposit of approximately $17.3 million (the “Deposit”). The Company is currently considering how to respond to the Letter.

On May 2, 2011, Jack Qin, as an agent, entered into agreements with Meifu and TransGlobe Life Insurance Inc. (“TransGlobe”) to purchase the Taiwan Building, which is under construction and expected to be completed by the end of 2013. On July 1, 2011 and July 7, 2011, the Company’s wholly owned subsidiary (EFT Investment Co. Ltd. (Taiwan)), as a party to the contract in place of Jack Qin, entered into two sets of agreements with the sellers of the office building that provided for substantially the same rights and obligations as the original May 2, 2011 agreements.

The total purchase price for the Taiwan Building, which consists of 14 floors and 144 parking spaces, is approximately $237.9 million. Pursuant to the terms of its agreements with Meifu and TransGlobe, the Company was obliged to pay the Deposit to Meifu, a separate deposit to Transglobe and to make twelve (12) installments (in various amounts) until the completion of the building project. The residual payment of approximately $164 million was due at the time of completion of the building project.

The latest payment to Meifu, in the amount of approximately $13.4 million purportedly due on January 20, 2012, was suspended by the Company due to, among other things, the failure of Meifu to comply with certain conditions precedent applicable to the agreements. Meifu has declared in the Letter that its contracts with the Company for the Taiwan Building have been terminated and that the previously paid Deposit is forfeited. The Company is currently considering how to respond to the Letter, and will take all steps to protect its rights.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFT Holdings, Inc.
(Registrant)
Date: June 21, 2012	By:/s/ William E. Sluss
William E. Sluss
Principal Financial and Accounting Officer

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